Exhibit (p)(i) under Form N-1A
                                              Exhibit 99 under Item 601/Reg. S-K


                     MANUFACTURERS AND TRADERS TRUST COMPANY

                        CODE OF ETHICS FOR ACCESS PERSONS

                            REVISED FEBRUARY 29, 2000

                                TABLE OF CONTENTS

SECTION                                                 PAGE

1.  General Fiduciary Principles                          2

2.  Definitions                                           2

3.  Exempt Transactions                                   4

4.  Prohibited Transactions and Activities                4

5.  Pre-clearance Requirement and Exempted                5
    Transactions

6.  Prohibition on the Receipt of Gifts                   7

7.  REPORTING REQUIREMENTS                                8
    ----------------------

     Initial Reporting Requirements                       8

     Quarterly Reporting Requirements                     8

     Annual Reporting Requirements                        9

     Exemption for Disinterested Directors               10

8.  Sanctions                                            10

Procedures for Prior Approval of Personal                11
Securities Transactions by Access Persons

    o  Preclearing Foreign Securities                    12

Procedures for the Reporting and Review of               18
Personal Transaction Activity

                           VISION GROUP OF FUNDS, INC.

                     MANUFACTURERS AND TRADERS TRUST COMPANY

                 CODE OF ETHICS REGARDING PERSONAL SECURITIES TRADING

Pursuant to rule 17j-1 under the Investment Company Act of 1940, this Code of Ethics has been adopted on behalf of the Adviser and the Funds.*

1.  GENERAL FIDUCIARY PRINCIPLES

      a)    Each Access Person:

            i) must place the Funds' interests ahead of the Access Person's personal interests;
            ii)  must avoid conflicts or apparent conflicts of interest with the
                  Funds; and

            iii) must conduct his or her personal transactions in a manner which neither interferes with Fund portfolio transactions nor otherwise takes unfair or inappropriate advantage of the Access Person's relationship to the Fund.

            The failure to recommend or purchase a Covered Security for the Fund may be considered a violation of this Code.

      b) Every Access Person must adhere to these general fiduciary principles, as well as comply with the specific provisions and Associated Procedures of this Code. TECHNICAL COMPLIANCE WITH THE TERMS OF THIS CODE AND THE ASSOCIATED PROCEDURES MAY NOT BE SUFFICIENT WHERE THE TRANSACTIONS UNDERTAKEN BY AN ACCESS PERSON SHOW A PATTERN OF ABUSE OF THE ACCESS PERSON'S FIDUCIARY DUTY.

2.  DEFINITIONS

      a)    The "1940 Act" means the Investment Company Act of 1940, as amended.

      b) "Access Person" means any director, trustee, officer, managing general partner, general partner, or Advisory Person of a Fund or the Adviser and all family members permanently residing in the same household. (If non-family members also reside in the household, the Access Person must either declare that the Access person has no influence on the investment decisions of the other party or the Access Person must report the party as an Access Person).

      c)    "Adviser" means Manufacturers and Traders Trust Company.

          d) "Advisory Person" means (i) any employee of the Adviser or of any company in a control relationship to the Adviser, who, in connection with the employee's regular functions or duties, makes, participates in, or obtains information regarding the purchases or sales of a Covered Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a Covered Security.

      e) "Associated Procedures" means those policies, procedures and/or statements that have been adopted by the Adviser or the Fund, and which are designed to supplement this Code and its provisions.

          f) "Beneficial ownership" will be attributed to an Access Person in all instances where the Access Person (i) possesses the ability to purchase or sell the Covered Securities (or the ability to direct the disposition of the Covered Securities); (ii) possesses voting power (including the power to vote or to direct the voting) over such Covered Securities; or (iii) receives any benefits substantially equivalent to those of ownership. Beneficial ownership shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16a-1(a)(2) of the Securities Exchange Act of 1934, and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Covered Securities which an Access Person has or acquires.

      g) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

          h) Except as provided in this definition, "Covered Security" shall include any Security, including without limitation: equity and debt securities; derivative securities, including options on and warrants to purchase equity or debt securities; shares of closed-end investment companies; investments in unit investment trusts; and Related Securities. "Related Securities" are instruments and securities that are related to, but not the same as, a Covered Security. For example, a Related Security may be convertible into a Covered Security, or give its holder the right to purchase the Covered Security. For purposes of reporting,
               "Covered Security" shall include futures, swaps and other derivative contracts.

            "Covered Security" shall not include: direct obligations of the Government of the United States (regardless of their maturities); bankers' acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments, including repurchase agreements; and shares of registered open-end investment companies.

      i) "Disinterested director" means a director, trustee, or managing general partner of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

      j) "Fund" means Vision Group of Funds, Inc., an investment company registered under the 1940 Act (and any series or portfolios of such company).

      k) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

      l) "Investment Personnel" include: Access Persons with direct responsibility and authority to make investment decisions affecting the Fund (such as portfolio managers and chief investment officers); Access Persons who provide information and advice to such portfolio managers (such as securities analysts); and Access Persons who assist in executing investment decisions for the Fund (such as traders).

      m) "Private Placement" or "limited offering" means an offering that is exempt from registration under Section 4(2) or Section 4(6) of the Securities Act of 1933 or pursuant to rule 504, rule 505 or rule 506 under the Securities Act of 1933.

      n) "Purchase or sale of a Covered Security" includes, INTER ALIA, the writing of an option, future or other derivative contract to purchase or sell a Covered Security.

          o) "Security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act.

          p)   "Underwriter" means Federated Securities  Corp./Edgewood Services
               Inc.

      q) "Chief Investment Officer" shall mean the incumbent in that position or his delegate as determined by the Chief Investment Officer from time to time. (In situations that might involve the Chief Investment Officer the position of Investment Group Head will be substitute).

3.  EXEMPT TRANSACTIONS

      The prohibitions or requirements of Section 4 and Section 5 of this Code shall not apply to:

    a)    Purchases or sale of the following Securities:
          i) direct obligations of the Government of the United States (regardless of their maturities). This exemption does not apply to indirect obligations of the U.S. Government, including FNMAs, GNMAs or FHLMCs.
          ii)  bankers' acceptances;
          iii) bank certificates of deposit;
          iv)  commercial paper;
          v) high quality short-term debt instruments, including repurchase agreements; and
          vi)  shares of registered open-end investment companies.

      b) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

4.  PROHIBITED TRANSACTIONS AND ACTIVITIES

      a) Every Access Person is prohibited from acquiring any Security distributed in an initial public offering; however, subject to provisions of this Code and its Associated Procedures, an Access Person may acquire the security in the secondary market.

          b) Every Access Person is prohibited from acquiring any Security in a private placement or other limited offering, without the express prior approval of the Senior Trader. In instances where an Investment Personnel, after receiving prior approval, acquires a Security in a private placement, the Investment Personnel has an affirmative obligation to disclose this investment to the Chief Investment Officer if the Investment Personnel participates in any subsequent consideration of any potential investment by the Fund in the issuer of that Security. Following a purchase by an Investment Personnel in an approved personal transaction, any purchase by the Fund of Securities issued by the same company (other than secondary market purchases of publicly traded Securities) will be subject to an independent review by the Chief Investment Officer.

      c) Every Access Person is prohibited from executing a personal transaction in any Covered Security on a day during which the Fund has a pending "buy" or "sell" order for that Covered Security, until the Fund's orders are either executed or withdrawn.

            All Investment Personnel are prohibited from purchasing or selling any Covered Security within seven (7) calendar days AFTER the Fund purchases or sells the same Covered Security. Members of an Investment Personnel group, as defined by "Access Person List" maintained by the Compliance Officer, are prohibited from purchasing or selling any Covered Security within seven (7) days BEFORE any Fund advised by that group purchases or sells the same Covered Security.

     d) Every Access Person is prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Security within 60 calendar days. For purposes of this prohibition, each personal transaction in the Covered Security will begin a new 60 calendar day period. As an illustration, if an Access Person purchases 1000 shares of Omega Corporation on June 1st, 500 shares on July 1st, and 250 shares on August 1st, the profit from the sale of the 1000 shares purchased on June 1st is prohibited for any transaction prior to October 1st (i.e., 60 calendar days following August 1st). In circumstances where a personal transaction in a Covered Security within the proscribed period is involuntary (for example, due to unforeseen corporate activity, such as a merger), the Access Person must notify Kathy Gurney, Compliance Assistant, 9th floor, One M&T Plaza, Buffalo, New York 14203.

            In circumstances where an Access Person can document personal exigencies, Chief Investment Officer may grant an exemption from the prohibition of profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Security within 60 calendar days. Such an exemption is wholly within the discretion of Chief Investment Officer and any request for such an exemption will be evaluated on the basis of the facts of the particular situation.

     e) All Investment Personnel are prohibited from serving on the boards of directors of any issuer of a Covered Security, absent express prior authorization from Chief Investment Officer. Authorization to serve on the board of such a company may be granted in instances where the Chief Investment Officer determines that such board service would be consistent with the interests of the Fund and its shareholders. If prior approval to serve as a director of a company is granted, Investment Personnel have an affirmative duty to recuse themselves from participating in any deliberations by the Fund regarding possible investments in the securities issued by the company on whose board the Investment Personnel sit.

      f) Every Access Person is prohibited from purchasing or selling, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, a direct or indirect beneficial ownership interest and which he or she knows, or should have known, at the time of such purchase or sale:

            i)  is being considered for purchase or sale by the Fund; or

            ii)   is being purchased or sold by the Fund.

      g) Every Access Person is prohibited, in connection with the purchase or sale, directly or indirectly, by the Access Person of a Security Held or to be Acquired by the Fund:

     i)   from employing any device, scheme or artifice to defraud the Fund;

            ii) from making any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

            iii) from engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

            iv) from engaging in any manipulative practice with respect to the
                  Fund.

            Examples of this would include causing the Fund to purchase a Covered Security owned by the Access Person for the purpose of supporting or driving up the price of the Covered Security, and causing the Fund to refrain from selling a Covered Security in an attempt to protect the value of the Access Person's investment, such as an outstanding option. One test which will be applied in determining whether this prohibition has been violated will be to review the Covered Securities transactions of Access Persons for patterns. However, it is important to note that a violation could result from a single transaction if the circumstances warranted a finding that the provisions of Section 1 of this Code have been violated.

      h) Notwithstanding the other restrictions of this Code to which Disinterested directors are subject, subparagraphs (a) through (d) of this Section 4 shall not apply to Disinterested directors.

5. PRE-CLEARANCE REQUIREMENT AND EXEMPTED TRANSACTIONS

     a) Every Access Person is prohibited from executing a personal transaction in any Covered Security (including transactions in pension or profit-sharing plans in which the Access Person has a beneficial interest), without express prior approval of the Senior Trader, in accordance with the Associated Procedures governing pre-clearance. A purchase or sale of Covered Securities not otherwise approved pursuant to the Associated Procedures may, upon request made prior to the personal transaction, nevertheless receive the approval of the Chief Investment Officer if such purchase or sale would be: only remotely potentially harmful to the Fund; very unlikely to affect a highly institutional market; or clearly not related economically to the securities to be purchased, sold or held by the Fund. Notwithstanding the receipt of express prior approval, any purchases or sales by any Access Person undertaken in reliance on this provision remain subject to the prohibitions enumerated in Section 4 of this Code.

      b)    The pre-clearance requirement in Section 5(a) SHALL NOT apply to:

            i) Purchases or sales which are non-volitional on the part of either the Access Person or the Fund, subject to the provisions of Section 4 (g) of this Code.

            ii) Purchases which are either made solely with the dividend proceeds received in a dividend reinvestment plan; or part of an automatic payroll deduction plan, whereby an employee purchases securities issued by an employer.

            iii) Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its Covered Securities, to the extent such rights were acquired from such issuer, and any sales of such rights so acquired.

            iv) Purchases and sales of a Security that represents an interest in certain indices as determined by the Chief Investment Officer.

            v) Transactions in a Covered Security which involve the giving of gifts or charitable donations.

            vi) Purchases and sales of Covered Securities executed by a person deemed to be an Access Person SOLELY by reason of his position as an Officer and/or Director or Trustee of the Fund. This exemption does not apply to those persons who are Officers and/or Directors of an Underwriter or Adviser.

      c) Notwithstanding the other restrictions of this Code to which Disinterested directors are subject, Section 5 shall not apply to Disinterested directors.

6. PROHIBITION ON THE RECEIPT OF GIFTS

      Every Access Person is prohibited from receiving any gift, favor, preferential treatment, valuable consideration, or other thing of more than a DE MINIMIS value in any year from any person or entity from, to or through whom the Fund purchases or sells Securities, or an issuer of Securities. For purposes of this Code, "DE MINIMIS value" is equal to $250 or less. This prohibition shall not apply to:

            i) salaries, wages, fees or other compensation paid, or expenses paid or reimbursed, in the usual scope of an Access Person's employment responsibilities for the Access Person's employer;

            ii) the acceptance of meals, refreshments or entertainment of reasonable value in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions;

            iii) the acceptance of advertising or promotional material of nominal value, such as pens, pencils, note pads, key chains, calendars and similar items;

            iv) the acceptance of gifts, meals, refreshments, or entertainment of reasonable value that are related to commonly recognized events or occasions, such as a promotion, new job, Christmas, or other recognized holiday; or

            v)  the acceptance of awards, from an employer to an employee, for recognition of service and accomplishment.

7. REPORTING

      Every Access Person is required to submit reports of transactions in Covered Securities to Kathy Gurney, Compliance Assistant, 9th Floor, One M&T Plaza, Buffalo, New York 14203 as indicated below. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

INITIAL REPORTING REQUIREMENTS

      a) Within 10 calendar days of commencement of employment as an Access Person, the Access Person will provide a list including:

            i) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

            ii) the name of any broker, dealer or bank maintaining an account in which any Security was held for the direct or indirect benefit of the Access Person as of the date of employment as an Access Person; and

            iii) the date the report is submitted to Kathy Gurney, Compliance Assistant, 9th Floor, One M&T Plaza, Buffalo, New York 14203.

      b) Every Access Person is required to direct his broker to forward to Kathy Gurney, Compliance Assistant, 9th Floor, One M&T Plaza, Buffalo, New York 14203, on a timely basis, duplicate copies of both confirmations of all personal transactions in Covered Securities effected for any account in which such Access Person has any direct or indirect beneficial ownership interest and periodic statements relating to any such account.

QUARTERLY REPORTING REQUIREMENTS

      c)    Every Access Person shall report the information described in
            Section 7(d) of this Code with respect to transactions in any Covered Security (other than those personal transactions in Securities exempted under Section 3 of this Code) in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

      d) Every report shall be made not later than 10 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected, shall be dated and signed by the Access Person submitting the report, and shall contain the following information:

            i) the date of the transaction, the title and the number of shares, the principal amount, the interest rate and maturity date, if applicable of each Covered Security involved;

            ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

            iii)  the price at which the transaction was effected;

            iv) the name of the broker, dealer or bank through whom the transaction was effected; and

            v) if there were no personal transactions in any Covered Security during the period, either a statement to that effect or the word "None" (or some similar designation).

      e) Every Access Person shall report any new account established with a broker, dealer or bank in which any Security was transacted or held for the direct or indirect benefit of the Access Person during the quarter. The report shall include the name of the entity with whom the account was established and the date on which it was established.

ANNUAL REPORTING REQUIREMENTS

      f) Every Access Person, on an annual basis or upon request of the Chief Investment Officer, will be required to furnish a list including the following information (which information must be current as of a date no more than 30 days before the report is submitted) within 10 calendar days of the request:

            i) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

            ii) the name of any broker, dealer or bank maintaining an account in which any Covered Security was held for the direct or indirect benefit of the Access Person; and

            iii) the date the report is submitted to Kathy Gurney, Compliance Assistant, 9th Floor, One M&T Plaza, Buffalo, New York 14203.

     g) In addition, every Access Person is required, on an annual basis, to certify that they have received, read, and understand the provisions of this Code and its Associated Procedures, and that they recognize that they are subject to its provisions. Such certification shall also include a statement that the Access Person has complied with the requirements of this Code and its Associated Procedures and that the Access Person has disclosed or reported all personal transactions in Securities that are required to be disclosed or reported pursuant to the requirements of this Code.

EXEMPTION FOR DISINTERESTED DIRECTORS

      h) A Disinterested director is exempt from the "initial reporting requirements" and "annual reporting requirements" contained in
            Section 7.

     i) A Disinterested director shall be exempt from the "quarterly reporting requirements" contained in Section 7, so long as at the time of the personal transaction in the Covered Security, the Disinterested director neither knew, nor, in the ordinary course of fulfilling his official duties as a director of the Fund, should have known that during the 15-day period immediately preceding or after the date of the transaction in the Covered Security by the Disinterested director the Covered Security was purchased or sold by the Fund, or considered for purchase or sale.


8.  SANCTIONS

      a) Upon discovering a violation of this Code or its Associated Procedures, the Chief Investment Officer may take such actions or impose such sanctions, if any, as it deems appropriate, including, but not limited to:, i) a letter of censure; ii) suspension; iii) a fine; iv) the unwinding of trades; v) the disgorging of profits; or
            vi) the termination of the employment of the violator.

             (In instances where the violation is committed by a member of the Access Person's household, any sanction would be imposed on the Access Person.)

      b) The filing of any false, incomplete or untimely reports, as required by Section 7 of this Code, may be considered a violation of this Code.

      c) All material violations of this Code and any sanctions imposed with respect thereto shall be reported to the Board of Directors of the Fund at least annually.

                   SAMPLE PROCEDURES FOR PRIOR APPROVAL OF PERSONAL

                    SECURITIES TRANSACTIONS BY ACCESS PERSONS

PROCESS

PRECLEARANCE APPROVAL

      a) An Access Person [(defined to include all members of the Access Person's household)] who wishes to effect a personal securities transaction, whether a purchase, sale, or other disposition, must preclear the Covered Security prior to engaging in the transaction.

      b) When trading options, the Access Person must preclear the underlying security before entering into the option contract.

      c) Based on established criteria, [Name of Person or Department] determines whether the contemplated transaction should be permitted. The primary criteria applied are whether the Covered Security is on the Equity Watch List (which is updated [weekly]) or Open Order lists, or whether the Covered Security was traded by any of the Adviser advised funds (fund trade information is updated [nightly]).

      d)    Approval is either granted or denied immediately.

      e) If approval is denied, the Access Person is given a specific reason for the denial. The contemplated personal transaction in that Covered Security is prohibited until prior approval is subsequently granted upon request in TradeCOMPLY.

     f) If approval is granted, the Access Person is free to effect the personal transaction in that Covered Security DURING THAT TRADING DAY ONLY. In this regard, open orders for more than one trading day (good till cancel) must be approved daily to comply with the Code. If approval is granted, [Name of Person or Department] must record the reasons supporting the approval on the following Personal Transaction Notification form so that [Name of Person or Department] can maintain a record of all approved preclearance requests.

      g) All trade requests and their dispositions are maintained and reviewed by [Name of Person or Department] in conjunction with other information provided by Access Persons in accordance with the Code.

      h) [Name of Person or Department] reviews all exceptions generated due to a fund trade occurring after preclearance approval has been granted. [Name of Person or Department] determines the appropriate action to be taken to resolve each exception.

If extraordinary circumstances exist, an appeal may be directed to [Name of Person or Department] at [phone number]. Appeals are solely within the discretion of [Name of Person or Department].

TRANSACTIONS COVERED AND EXEMPTIONS

These procedures apply to Access Persons' personal transactions in "Covered
      Security" as defined in Section 2 of the Code. A Covered Security includes: equity and debt securities; options and warrants to purchase equity or debt securities; shares of closed-end investment companies; and investments in unit investment trusts.

These procedures do NOT apply to contemplated transactions in the following instruments:

      a) direct obligations of the Government of the United States (regardless of their maturities). This exemption does not apply to indirect obligations of the U.S. Government, including FNMAs, GNMAs or FHLMCs.);

      b)    bankers' acceptances;
      c)    bank certificates of deposit;
      d)    commercial paper;
      e) high quality short-term debt instruments, including repurchase agreements; and
      f)    shares of registered open-end investment companies;

In addition, these procedures do NOT apply to the following transactions:

     g) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

      h) Purchases or sales which are non-volitional on the part of either the Access Person or the Fund, subject to the provisions of the Code;

      i) Purchases which are either (i) made solely with the dividend proceeds received in a dividend reinvestment plan; or (ii) part of an automatic payroll deduction plan, whereby an employee purchases securities issued by an employer;

      j) Purchases effected upon the exercise of rights issued by an issuer PRO rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and any sales of such rights so acquired;

      k) Purchases and sales of a Security that represents an interest in certain indices as determined by [Name of Person or Department];

      l) Transactions in a Covered Security which involve the giving of gifts or charitable donations; and

      m) Purchases and sales of Covered Securities executed by a person deemed to be an Access Person SOLELY by reason of his position as an Officer and/or Director or Trustee of the Fund. This exemption does not apply to those persons who are Officers and/or Directors of an Underwriter or Adviser.

SANCTIONS

Failure to comply with the preclearance process may result in any of the following sanctions being imposed as deemed appropriate by [Name of Person or Department]:

            i)  a letter of censure;
            ii) suspension;
            iii)  a fine;
            iv) the unwinding of trades;
            v)  the disgorging of profits; or
            vi) the termination of the employment of the violator.

      a) [(In instances where the violation is committed by a member of the Access Person's household, any sanction would be imposed on the Access Person.)]

                        PERSONAL TRANSACTION NOTIFICATION

I, [Name] intend to buy/sell shares of [Name of security] for my personal account or an account over which I have discretion. I am aware of no conflict this transaction may pose with any mutual fund managed by [Adviser].

                                Signed by:

                                Date:





________  Approval granted for trading on ______________ because ______________.

________  Approval denied.




                                Acknowledged by:
                                                    [person/title]

                                      Date

Broker-Dealer Name
Address

      RE:   Your Name

            Brokerage Account Number:     1234-5678

Dear Sir/Madam:

      As an employee [relative residing in the household of an employee] of [Adviser], I am subject to certain requirements applicable to my personal securities transactions, in accordance with the Codes of Ethics adopted by the various investment companies advised by [Adviser]. These requirements also assist [Adviser] in carrying out its responsibilities under the Insider Trading and Security Fraud Enforcement Act of 1988. Among these requirements is my obligation to provide to [Adviser] duplicate brokerage confirmations and account statements.

      Therefore, I hereby request that you provide duplicate confirmations and account statements with respect to securities in which I have any beneficial ownership or interest, including securities held in street name or in house, family, joint or partnership accounts. These duplicate account memoranda should occur with respect to all transactions including, but not limited to, those involving options, warrants, shares of closed end investment companies and futures contracts. Please forward this information to:

      [Adviser]
      [Address]

      Any questions concerning these matters can be directed to [name] at [phone number]. Your serious attention to this matter is greatly appreciated.

                                          Sincerely,



       PROCEDURES FOR THE REPORTING AND REVIEW OF PERSONAL TRANSACTION ACTIVITY

INITIAL REPORTING PROCESS

1. The Compliance Officer meets with each new Access Person and reviews the Code of Ethics, the Insider Trading Policy (Division's Policy Manual) and the procedures for preclearing personal securities transactions and procedures for periodic reporting.

2. The Access Person is required to complete the "Certification and Acknowledgment Form" to acknowledge his/her understanding of the Code of Ethics and return it to Kathy Gurney, Compliance Assistant, 9th floor, One M&T Plaza, Buffalo, New York 14203 within ten (10) calendar days.

3. In addition, the Access Person is required to complete the "Personal Security Portfolio Form" which includes the following information:

      a) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

      b) the name and address of any broker, dealer or bank with whom the Access Person maintained an account in which any Covered Security was held for the direct or indirect benefit of the Access Person as of the date of employment as an Access Person; and

      c) The date the report is submitted to Kathy Gurney, Compliance Assistant, 9th floor, One M&T Plaza, Buffalo, New York 14203.

4. A separate form must be completed for the Access Person and all household members as defined in Section 2(c) of the Code. The signed form(s) must be returned to Kathy Gurney, Compliance Assistant, 9th floor, One M&T Plaza, Buffalo, New York 14203 within ten (10) calendar days.

5. Kathy Gurney maintains current portfolio holdings information as "initial" holdings.

6. The Access Person notifies each broker, dealer or bank that duplicate confirmations and statements for the Access Person and relatives permanenetly residing in the household of the employee, if applicable, must be sent to Kathy Gurney, Compliance Assistant, 9th floor, One M&T Plaza, Buffalo, New York 14203 effective immediately.

QUARTERLY REPORTING PROCESS

1. On the first business day after each calendar quarter end, Kathy Gurney, Compliance Assistant, 9th floor, One M&T Plaza, Buffalo, New York 14203 will send an e-mail to each Access Person reminding giving step-by-step instructions on how to complete the quarterly reporting requirements.

2. Within 10 calendar days of the quarter end, the Access Person is required to prepare report Covered Security transactions executed during the previous calendar quarter in all personal and household member accounts.

3. Covered Security transactions executed by any Access Person during the calendar quarter are reviewed by Senior Trader periodically throughout the quarter.

4. Compliance Officer issues memos to each Access Person if any transactions he or she has executed during the quarter have been deemed to be either exceptions to or violations of the Code's requirements, for written response by them within ten (10) days.

5. Based on the activity and the responses to the memos, Chief Investment Officer may impose any of the sanctions identified in Section 8.


ANNUAL REPORTING PROCESS

1. At least annually, Compliance Officer requires that each Access Person read the Code of Ethics and certify and acknowledge his/her understanding of the Code and its requirements.

2. This re-certification is required to be completed within 10 calendar days of the request. Kathy Gurney, Compliance Assistant, 9th floor, One M&T Plaza, Buffalo, New York 14203 monitors compliance with this requirement.

3. Within ten (10) days of the request, each Access Person shall provide to Kathy Gurney, Compliance Assistant, 9th floor, One M&T Plaza, Buffalo, New York 14203 a current list of securities held in the Access Person's account(s).

REPORTING TO THE BOARD OF DIRECTORS

1. Each quarter, the Chief Investment Officer reports any violations of the Code to the Board of Directors. Violations of the Code include:

      a)    failure to preclear a transaction;

      b) failure to complete the initial, quarterly or annual reporting requirements timely, regardless of whether the Access Person executed any transactions;

     c) recognition of a profit on the sale of a security held less than 60 days;

      d)    failure to comply with the receipt of gifts requirements; and

      e) any trends or patterns of personal securities trading which are deemed by the Chief Investment Officer to be violations of the Code.

2. The Chief Investment Officer provides the Board with the name of the Access Person; the type of violation; the details of the transaction(s); and the types of sanctions imposed, if any.

RECORDKEEPING REQUIREMENTS

Compliance Officer maintains the following books and records for a period no less than 6 calendar years:

      a)    a copy of the Code of Ethics;

     b) a record of any violation of the Code of Ethics and any action taken as a result of the violation;

      c) a copy of each report made by an Access Person, including initial, quarterly and annual reporting;
      d) a record of all Access Persons (current and for the past five years);
      e) a record of persons responsible for reviewing reports; and f) a copy of any supporting documentation used in making decisions regarding action taken by Chief Investment Officer with respect to personal securities trading.

                SAMPLE ADVISER'S ANNUAL ISSUES AND CERTIFICATION REPORT

[Date]


Board of Directors of the Vision Group of Funds, Inc.


     Re: Annual Issues and Certification Report Under the Code of Ethics ("Code") Required by Rule 17j-1 ("Rule") of the Investment Company Act of 1940, as amended.

Ladies and Gentlemen:

      The purpose of this report is to certify to you as Directors of the Vision Group of Funds, Inc. that Manufacturers & Traders Trust Company (M&T) has adopted procedures reasonably necessary to prevent M&T's Access Persons, as such term is defined in the Rule, from violating M&T's Code.

      No issues arose under M&T's Code since M&T's last annual issues and certification report that require your attention.

Or

      The following issues arose under M&T's Code since M&T's last annual issues and certification report:

      [List all material violations, including violations that are material when aggregated, of the M&T's Code and/or related procedures, and sanctions imposed by M&T in response thereto. In addition, list all significant conflicts of interest that arose involving M&T's personal investment policies.]

                                Very truly yours,

                                    Chief Investment Officer

                                  CONFIDENTIAL

                                   MEMORANDUM

To:

From: Compliance Officer

Date:

Re:   Personal Trading Exceptions

After review of the security trades effected in your personal account during the __th quarter of ____, the following transaction coincided with a trade in a Fund within the 15 day time frame as outlined in the Code of Ethics:

Date                          Shares/Par        Security

Listed below is the Fund which executed transactions in this security and the trade dates of the transactions:

Date                          Fund


As an Access Person with, you are subject to the trading provisions as outlined in the Code of Ethics. Although we have not determined that any violations of the Code occurred, because a trade was transacted within the parameters described therein, we are concerned that an appearance of impropriety might exist.

To alleviate these concerns, please forward to me (by e-mail or memo) a brief explanation detailing the reason the above security was purchased/sold. You can contact me at extension 5508 if you have questions.

                                  CONFIDENTIAL

                                   MEMORANDUM

To:

From: Compliance Officer

Date:

Re:   Personal Trading Exceptions

After review of the reported security trades effected in your personal account, it has been determined that the following trade (s) were not precleared as required by the Code of Ethics.

Date                          Shares/Par        Security



Effective July 1, 1995, all persons classified as Access Persons are required to preclear personal security transactions before placing a trade with their brokerage firm. According to our review, the above transactions(s) were not precleared in accordance with the Code's provisions as the trades were executed before requesting preclearance. Failure to properly preclear your trading activity in the future may result in management requiring that the trade be canceled and the profit disgorged.

In fulfilling our responsibility to follow up and review all transactions that have not fully complied with our requirements regarding personal trading, please forward to me (by e-mail or memo) a brief explanation detailing the reason the above security was not precleared in accordance with policy. Please contact me at extension 5508 if you have any questions.